Harley-Davidson Announces First Quarter 2020 Results,
COVID-19 Response Actions and Steps Toward Recovery
Additionally, outlines path to a new strategic plan

MILWAUKEE (April 28, 2020) – Harley-Davidson, Inc. (NYSE:HOG) today reported first quarter 2020 results and provided an update on the actions it has taken to address the impact of COVID-19 as it restarts production and begins moving toward recovery. The company also outlined near-term actions that will lead to a new strategic plan.
“Throughout this global crisis, we prioritize the well-being of our employees and the Harley-Davidson community in every decision we make. Our brand is rooted in community, and we care deeply for all of those who have been personally affected. We also honor the heroes working tirelessly to bring care, relief and an end to this terrible pandemic. Finally, in the face of significant uncertainty, we have taken swift action to protect the company by bolstering our already strong balance sheet and liquidity position,” said Jochen Zeitz, acting president and CEO of Harley-Davidson.
“COVID-19 has dramatically changed our business environment and it is critical we respond with agility to this new reality. The crisis has provided an opportunity to reevaluate every aspect of our business and strategic plan. We have determined that we need to make significant changes to the company; to our priorities, to our operating model and to our strategy to drive more consistent performance as we emerge from this crisis. We will reduce complexity, sharpen focus and increase the speed of decision-making. These efforts will pave the way for a new strategic plan that incorporates some key products and initiatives from the current plan but focuses on improved profitability and long-term growth. As a result, we will emerge as a stronger and more efficient company and reignite the Harley-Davidson soul,” said Zeitz.
COVID-19 Response and Recovery Actions
The company is executing its plan to address the impact of COVID-19 and begin its recovery through a multitude of recent actions across the following areas:
Cash Preservation – Reduced planned capital spending and also reduced planned spending across every part of the organization including freezing hiring, temporarily reducing salaries and eliminating merit increases for employees in 2020. The company also implemented other aggressive cost management efforts such as retiming the launch of new products. In total, the company expects these efforts to preserve approximately $250 million of cash in 2020. Additionally, the company suspended discretionary share repurchases. Today the Board of Directors approved a cash dividend of $0.02 per share for the second quarter of 2020, down from the first quarter 2020 dividend of $0.38. The second quarter dividend is payable June 12, 2020 to the shareholders of record of the company's common stock as of May 22, 2020.
Liquidity – Maintained $2.47 billion in liquidity including $1.47 billion cash as of the end of the quarter and remains compliant with all covenants. Recently, the company amended its $1.42 billion credit facilities, extended its 364-day loan facility and is in discussions with major U.S. banks to secure an additional $1.30 billion in liquidity. Additionally, the company expects to access the capital markets in the near future.
Supporting Dealers and Riders - Eased the burden on Harley-Davidson dealers by providing support based on the unique needs of each region, including financial support for motorcycle inventory, extending credit payment due dates on Parts & Accessories (P&A) and General Merchandise (GM) and adjusting dealer requirements for warranty and training. The company also offered dealer discounts on certain GM products and is engaging with dealership staff via live chat sessions to share unique ways to stay connected during the crisis. For customers, many dealers remain open for service support and the company continues online sales of P&A and GM, and along with dealers, is offering home delivery of new motorcycles in states and countries where it is permitted. For riders who have been impacted by COVID-19, Harley-Davidson Financial Services (HDFS) is helping keep riders on the road.
Community Strength – Acted quickly and in alignment with government efforts to protect the safety and health of employees and the Harley-Davidson community. The company implemented travel restrictions, enhanced sanitation practices, cancelled events and closed facilities including temporarily suspending global manufacturing starting in March. In support of relief efforts, the Harley-Davidson Foundation donated $150,000 to the United Way’s COVID-19 relief fund. Through its “United We Will Ride” efforts, the company is connecting riders who want to help provide relief through food drives, blood donations and other ways to make a difference in their communities.
As the company focuses on recovery efforts for the business, it has prepared and started implementing rigorous protocols and procedures for worker safety and is working with its supply chain to be ready to resume operations. The company has restarted some manufacturing and will gradually ease work-at-home restrictions at the appropriate time, which will vary by region.
The Rewire
The company is executing a set of actions, referred to as The Rewire, that will be further developed over the coming months, leading to a new strategic plan. These actions are part of a comprehensive Rewire playbook designed to address top priority opportunities, drive consistent execution and reset the company’s operating model in order to reduce complexity, sharpen focus and increase the speed of decision making. The company expects The Rewire actions - those already taken and those that will be implemented over the coming months - to lead to the definition of a new 5-year strategic plan that will incorporate key products and initiatives from the More Roads plan but will focus more on the markets and products that can drive performance in terms of profitability and growth. Key elements of The Rewire:
Enhance core strengths and better balance expansion into new spaces
•Return focus to the strength of brand and company, starting with dealers, customers, stronghold products and committed employees globally.
•Re-evaluate strategies to reach new riders and build ridership.
Prioritize the markets that matter
•Narrow focus and invest in the markets, products and customer segments that offer the most profit and potential. This includes building on Harley-Davidson’s strong position in the U.S.
•Establish a simplified market coverage model and take cost out of the process.
Reset product launches and product line up for simplicity and maximum impact
•Continue to be guided by the voice of customers and dealers to optimize value and profit delivery.
•Simplify and retime launches to reflect the new reality, align with the start of riding season and better suit the capacity of the company and dealers.
•Expand profitable iconic motorcycles to excite existing customers. Remain committed to Adventure Touring, Streetfighter and advancing electric motorcycles.
Build the Parts & Accessories and General Merchandise businesses to full potential
•Develop a comprehensive strategy across P&A and GM businesses that focuses on assortment and distribution opportunities, maximizes channels, improves ecommerce capabilities and grows revenue and margins for both the company and dealers.
•Align P&A and GM strategies with motorcycle strategy for a holistic presentation to the market.
Adjust and align the organizational structure, cost structure and operating model to reduce complexity and drive efficiency to set Harley-Davidson up for stability and success
•Create a framework including an organization that is more focused, profitable and nimble; a cost structure that is adjusted to the new realities of the market post crisis; and an operating model designed to increase empowerment and accountability.
•Establish commercially led central and new regional structures to gain a deeper understanding of customers and to return focus to dealers and selling.
•Elevate the role of Motorcycle Management and sharpen marketing strategy and execution to enable a bigger impact with an improved go-to-market process.
Each of these key elements of The Rewire playbook includes actions that have been implemented or are currently being developed. The company plans to share more about The Rewire in its Q2 update.
First Quarter 2020 Results
First quarter 2020 results reflect the impact of COVID-19 on the company’s business. GAAP diluted EPS was $0.45 versus $0.80 in 2019. Net income was $69.7 million on consolidated revenue of $1.30 billion versus net income of $127.9 million on consolidated revenue of $1.38 billion in 2019.

Harley-Davidson Retail Motorcycle Sales

Motorcycles	1st Quarter
	2020	2019	Change
U.S.	23,732	28,091	(15.5)%
EMEA	7,730	10,797	(28.4)%
Asia Pacific	5,752	6,074	(5.3)%
Latin America	1,759	2,241	(21.5)%
Canada	1,466	1,948	(24.7)%
International Total	16,707	21,060	(20.7)%
Worldwide Total	40,439	49,151	(17.7)%
Global retail motorcycle sales in the first quarter were significantly impacted by COVID-19. U.S. retail sales were up a strong 6.6 percent until the pandemic took hold in the U.S. in mid-March. For the full quarter, U.S. retail sales finished down 15.5 percent compared to prior year and U.S. 601+cc market share was down 2.2 percentage points, to 48.9 percent. International retail sales were down 20.7 percent compared to 2019 and Europe 601+cc market share was 7.6 percent in the first quarter.

Motorcycles and Related Products Segment Results

$ in thousands	1st Quarter
	2020	2019	Change
Motorcycle Shipments (vehicles	52,973	58,891	(10.0)%
Revenue	$1,099,788	$1,195,637	(8.0)%
Motorcycles	$899,365	$964,575	(6.8)%
Parts & Accessories	$134,685	$159,703	(15.7)%
General Merchandise	$49,160	$55,401	(11.3)%
Gross Margin	29.0%	29.1%	(0.1) pts.
Operating Income	$84,567	$108,381	(22.0)%
Operating Margin	7.7%	9.1%	(1.4) pts.
Revenue from the Motorcycles and Related Products segment was down in the first quarter compared to prior year reflecting the temporary global motorcycle manufacturing suspension that began in mid-March. Gross margin was largely flat during the quarter, while operating margin was down year-over-year primarily due to lower revenues and increased SG&A, offset by lower restructuring expense.
Financial Services Segment Results

$ in thousands	1st Quarter
	2020	2019	Change
Revenue	$198,456	$188,743	5.1%
Operating Income	$22,946	$58,731	(60.9)%
Financial Services segment first quarter operating income of $22.9 million was down 60.9 percent driven by an increase in the provision for loan losses related to the impact of the COVID-19 crisis as well as the impact of the new “Current Expected Credit Losses” or CECL accounting pronouncement.
Other Results
Cash - Cash and marketable securities were $1.47 billion at the end of first quarter, compared to $759.6 million in Q1 2019. Harley-Davidson’s cash from operating activities was an outflow of $8.6 million in the first quarter compared to an inflow of $32.7 million in Q1 2019.

Tax Rate - Harley-Davidson's first quarter effective tax rate was 26.3 percent compared to 24.9 percent in Q1 2019.
Dividend & Share Repurchase - The company paid a cash dividend of $0.38 per share for the first quarter. The company did not repurchase shares on a discretionary basis during the first quarter. During the quarter, there were 153.7 million weighted-average diluted common shares outstanding and 18.2 million shares remained on board-approved share repurchase authorizations.
2020 Outlook
As a result of the uncertainty surrounding the magnitude and duration of the COVID-19 pandemic, Harley-Davidson withdrew all guidance on March 26, 2020.
Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Since 1903, Harley-Davidson has stood for the timeless pursuit of adventure and delivered freedom for the soul with an expanding range of leading-edge, distinctive and customizable motorcycles in addition to riding experiences and exceptional motorcycle accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get Harley-Davidson riders on the road. Learn more at www.harley-davidson.com.
Webcast Presentation
Harley-Davidson will discuss first quarter 2020 results and developments in the business on an audio webcast at 8:00 a.m. CT today. The webcast login and supporting slides can be accessed at http://investor.harley-davidson.com/news-and-events/events-and-presentations. The audio replay will be available by approximately 10:00 a.m. CT.
Non-GAAP Disclosure
This press release includes financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are therefore referred to as non-GAAP financial measures. The non-GAAP measures described below are intended to be considered by users as supplemental information to the equivalent GAAP measures, to aid investors in better understanding the company’s financial results. The company believes that these non-GAAP measures provide useful perspective on underlying business results and trends, and a means to assess period-over-period results. These non-GAAP measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP measures may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted.
The non-GAAP measures included in this press release are adjusted net income and adjusted diluted EPS excluding restructuring plan costs and the impact of recent EU and China tariffs. Restructuring plan costs include restructuring expenses as presented in the consolidated statements of income and costs associated with temporary inefficiencies incurred in connection with the manufacturing optimization initiative included in Motorcycles and Related Products cost of goods sold. The impact of recent EU and China tariffs includes incremental European Union and China tariffs imposed beginning in 2018 on the company's products shipped from the U.S., as well as incremental U.S. tariffs imposed beginning in 2018 on certain items imported from China. The impact of recent EU and China tariffs excludes higher metals cost resulting from the U.S. steel and aluminum tariffs. These adjustments are consistent with the approach used for 2018 to determine performance relative to financial objectives under the company’s incentive compensation plans. These non-GAAP measures, as well as a reconciliation of the comparable GAAP measure to these non-GAAP measures are included later in this press release.
Cautionary Note Regarding Forward-Looking Statements
The company intends that certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company "believes," "anticipates," "expects," "plans," "may," "will," "estimates," "is on-track" or words of similar meaning. Similarly, statements that describe or refer to future expectations, future plans, strategies, objectives, outlooks, targets, guidance, commitments, or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this press release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are only made as of the date of this press release, and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: (i) the COVID-19 pandemic including the length and severity of the pandemic across the globe and the pace of recovery following the pandemic; (ii) adverse economic, political or market conditions in the U.S. and international markets and other factors such as natural disasters; and (iii) the Company's ability to: (A) execute its business plans and strategies, and strengthen its existing business while enabling long-term growth; (B) manage and predict the impact that new or adjusted tariffs may have on the company’s ability to sell products internationally, and the cost of raw materials and components; (C) execute its strategy of growing ridership, globally; (D) successfully carry out its global manufacturing and assembly operations; (E) accurately analyze, predict and react to changing market conditions and successfully adjust to shifting global consumer needs and interests; (F) successfully access the capital and/or credit markets on terms that are acceptable to the company and within its expectations; (G) develop and maintain a productive relationship with Zhejiang Qianjiang Motorcycle Co., Ltd. and launch related products in a timely manner; (H) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the company to generate desired sales levels and that provide the desired financial returns; (I) perform in a manner that enables the company to benefit from market opportunities while competing against existing and new competitors; (J) realize expectations concerning market demand for electric models, which will depend in part on the building of necessary infrastructure; (K) prevent, detect, and remediate any issues with its motorcycles or any issues associated with the manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing; (L) manage supply chain issues, including quality issues and any unexpected interruptions or price increases caused by raw material shortages or natural disasters; (M) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles; (N) reduce other costs to offset costs of product development initiatives and redirect capital without adversely affecting its existing business; (O) balance production volumes for its new motorcycles with consumer demand; (P) manage risks that arise through expanding international manufacturing, operations and sales; (Q) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing political environment; (R) successfully determine, implement on a timely basis, and maintain a manner in which to sell motorcycles in the European Union, China, and the company’s ASEAN countries that does not subject its motorcycles to incremental tariffs; (S) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices; (T) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its dealers and distribution methods and manage the risks that its independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand; (U) retain and attract talented employees; (V) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or company data and respond to evolving regulatory requirements regarding data security; (W) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS' loan portfolio; (X) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the company's business; (Y) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles; (Z) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities; (AA) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations; (BB) manage its exposure to product liability claims and commercial or contractual disputes; (CC) manage its Thailand corporate and manufacturing operation in a manner that allows the company to avail itself of preferential free trade agreements and duty rates, and sufficiently lower prices of its motorcycles in certain markets; (DD) continue to manage the relationships and agreements that the company has with its labor unions to help drive long-term competitiveness; and (EE) accurately predict the margins of its Motorcycles and Related Products segment in light of, among other things, tariffs, the cost associated with product development initiatives and the company’s complex global supply chain.
The company’s operations, demand for its products, and its liquidity could be adversely impacted by work stoppages, facility closures, strikes, natural causes, widespread infectious disease, terrorism, or other factors. Other factors are described in risk factors that the company has disclosed in documents previously filed with the Securities and Exchange Commission. Many of these risk factors are impacted by the current changing capital, credit and retail markets and the company's ability to manage through inconsistent economic conditions.
The company's ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the company's independent dealers to sell its motorcycles and related products and services to retail customers. The company depends on the capability and financial capacity of its independent dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the company. In addition, the company's independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions, the impact of COVID-19, or other factors. In recent years, HDFS has experienced historically low levels of retail credit losses, but there is no assurance that this will continue. The company believes that HDFS' retail credit losses may increase over time due to changing consumer credit behavior and HDFS' efforts to increase prudently structured loan approvals to sub-prime borrowers, as well as actions that the company has taken and could take that impact motorcycle values. Refer to "Risk Factors" under Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

Media Contact:
Jenni Coats
jenni.coats@Harley-Davidson.com
414.343.7902

Financial Contact:
Shannon Burns
shannon.burns@Harley-Davidson.com
414.343.8002
### (HOG-F)

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)
	Three months ended
	March 29, 2020	March 31, 2019
Motorcycles and Related Products revenue	$1,099,788	$1,195,637
Gross profit	318,920	347,439
Selling, administrative and engineering expense	234,353	225,428
Restructuring expense	—	13,630
Operating income from Motorcycles and Related Products	84,567	108,381

Financial Services revenue	198,456	188,743
Financial Services expense	175,510	130,012
Operating income from Financial Services	22,946	58,731

Operating income	107,513	167,112
Other income (expense), net	155	4,660
Investment (loss) income	(5,347)	6,358
Interest expense	7,755	7,731
Income before income taxes	94,566	170,399
Income tax provision	24,871	42,454
Net income	$69,695	$127,945

Earnings per share:
Basic	$0.46	$0.80
Diluted	$0.45	$0.80

Weighted-average shares:
Basic	153,004	159,311
Diluted	153,744	160,026

Cash dividends per share:	$0.380	$0.375

Harley-Davidson, Inc.
Reconciliation of GAAP Amounts to Non-GAAP Amounts
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)
	Three months ended
	March 29, 2020	March 31, 2019
Net Income excluding restructuring plan costs and the impact of recent EU and China tariffs
Net income (GAAP)	$69,695	$127,945
Restructuring plan costs	—	17,210
Impact of incremental tariffs	12,607	20,977
Tax effect of adjustments(a)	(3,316)	(9,260)
Adjustments, net of tax	9,291	28,927
Adjusted net income (non-GAAP)	$78,986	$156,872

Diluted EPS excluding restructuring plan costs and the impact of recent EU and China tariffs
Diluted EPS (GAAP)	$0.45	$0.80
Adjustments net of tax, per share	0.06	0.18
Adjusted diluted EPS (non-GAAP)	$0.51	$0.98
(a)The income tax effect of adjustments has been computed using the company's effective income tax rate

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	March 29, 2020	December 31, 2019	March 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,465,061	$833,868	$749,600
Marketable securities	—	—	10,003
Accounts receivable, net	299,148	259,334	353,541
Finance receivables, net	2,358,989	2,272,522	2,443,899
Inventories, net	610,924	603,571	595,806
Restricted cash	99,903	64,554	43,471
Other current assets	142,357	168,974	177,761
	4,976,382	4,202,823	4,374,081
Finance receivables, net	4,933,418	5,101,844	4,994,693
Other long-term assets	1,230,147	1,223,492	1,211,839
	$11,139,947	$10,528,159	$10,580,613
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$917,946	$876,668	$1,025,089
Short-term debt	1,335,664	571,995	1,192,925
Current portion of long-term debt, net	2,326,460	1,748,109	1,372,050
	4,580,070	3,196,772	3,590,064
Long-term debt, net	4,478,078	5,124,826	4,744,694
Pension and postretirement healthcare liabilities	128,054	128,651	192,759
Other long-term liabilities	261,762	273,911	255,485

Shareholders’ equity	1,691,983	1,803,999	1,797,611
	$11,139,947	$10,528,159	$10,580,613

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited)	(Unaudited)
	Three months ended
	March 29, 2020	March 31, 2019
Net cash (used) provided by operating activities	$(8,582)	$32,671

Cash flows from investing activities:
Capital expenditures	(32,928)	(35,255)
Finance receivables, net	61,200	(35,548)
Acquisition of business	—	(7,000)
Other investing activities	16	603
Net cash provided (used) by investing activities	28,288	(77,200)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	—	546,655
Repayments of medium-term notes	(600,000)	(750,000)
Proceeds from securitization debt	522,694	—
Repayments of securitization debt	(130,918)	(76,505)
Net increase in unsecured commercial paper	772,208	58,527
Borrowings of asset-backed commercial paper	225,187	—
Repayments of asset-backed commercial paper	(67,809)	(72,401)
Dividends paid	(58,817)	(60,859)
Repurchase of common stock	(7,071)	(61,712)
Issuance of common stock under employee stock option plans	34	616
Net cash provided (used) by financing activities	655,508	(415,679)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(5,732)	(409)
Net increase (decrease) in cash, cash equivalents and restricted cash	$669,482	$(460,617)

Cash, cash equivalents and restricted cash:
Cash, cash equivalents and restricted cash, beginning of period	$905,366	$1,259,748
Net increase (decrease) in cash, cash equivalents and restricted cash	669,482	(460,617)
Cash, cash equivalents and restricted cash, end of period	$1,574,848	$799,131

Reconciliation of cash, cash equivalents and restricted cash on the Consolidated balance sheets to the Consolidated statements of cash flows:
Cash and cash equivalents	$1,465,061	$749,600
Restricted cash	99,903	43,471
Restricted cash included in Other long-term assets	9,884	6,060
Cash, cash equivalents and restricted cash per the Consolidated statements of cash flows	$1,574,848	$799,131

Motorcycles and Related Products Revenue
and Motorcycle Shipment Data
(Revenue in thousands)

	(Unaudited)	(Unaudited)
	Three months ended
	March 29, 2020	March 31, 2019
MOTORCYCLES AND RELATED PRODUCTS REVENUE
Motorcycles	$899,365	$964,575
Parts & accessories	134,685	159,703
General merchandise	49,160	55,401
Licensing	8,029	8,577
Other	8,549	7,381
	$1,099,788	$1,195,637
MOTORCYCLE SHIPMENTS
United States	33,024	34,505
International	19,949	24,386
	52,973	58,891
MOTORCYCLE PRODUCT MIX
Touring	21,597	25,043
Cruiser(a)	20,131	20,451
Sportster® / Street	11,245	13,397
	52,973	58,891
(a)Includes Softail®, CVOTM, and LiveWireTM

Worldwide Retail Sales of Harley-Davidson Motorcycles(a)

	Three months ended
	March 31, 2020	March 31, 2019
United States	23,732	28,091

Europe(b)	6,534	9,427
EMEA - Other	1,196	1,370
Total EMEA	7,730	10,797

Asia Pacific(c)	3,709	3,786
Asia Pacific - Other	2,043	2,288
Total Asia Pacific	5,752	6,074

Latin America	1,759	2,241
Canada	1,466	1,948
International retail sales	16,707	21,060
Worldwide retail sales	40,439	49,151
(a)Data source for retail sales figures shown above is new sales warranty and registration information provided by independent Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and the company does not regularly verify the information that its dealers supply. This information is subject to revision.Data source for retail sales figures shown above is new sales warranty and registration information provided by independent Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its independent dealers supply concerning new retail sales, and the Company does not regularly verify the information that its independent dealers supply. This information is subject to revision.
(b)Includes Austria, Belgium, Denmark, Finland, France, Germany, Italy, Luxembourg, Netherlands, Norway, Spain, Sweden, Switzerland and the United Kingdom. Retail sales for Greece and Portugal were reclassified from Europe to EMEA - Other for 2019 to be consistent with the 2020 presentation.
(c)Includes Japan, Australia, New Zealand and South Korea
Motorcycle Registration Data(a)

	Three months ended
	March 31, 2020	March 31, 2019
United States(b)	47,232	54,324
Europe(c)	95,307	109,282
(a)Data includes on-road models with internal combustion engines with displacements greater than 600cc's and electric motorcycles with kilowatt peak power equivalents greater than 600cc's (601+cc). On-road 601+cc models include dual purpose models, three-wheeled motorcycles and autocycles. Registration data for Harley-Davidson Street® 500 motorcycles is not included in this table.
(b)United States data is derived from information provided by Motorcycle Industry Council. This third-party data is subject to revision and update.
(c)Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Italy, Luxembourg, Netherlands, Norway, Spain, Sweden, Switzerland, and the United Kingdom. Industry data is derived from information provided by Management Services Helwig Schmitt GmbH. Prior year registrations have been revised to exclude Greece and Portugal registrations. This third party data is subject to revision and update.